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                                                                EXHIBIT 3.1


                      CERTIFICATE OF AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                      WEIDER NUTRITION INTERNATIONAL, INC.



          Adopted in accordance with the provisions of Section 242 and
      Section 245 of the General Corporation Law of the State of Delaware

         We, the Chief Executive Officer and President and Chief Operating Officer, Executive Vice President and Secretary of Weider Nutrition International, Inc. (the "Corporation"), a corporation existing under the laws of the State of Delaware, do hereby certify as follows:

         FIRST:  That the Corporation was incorporated August 8, 1996.

         SECOND: That the Certificate of Incorporation of the Corporation has been amended and restated in its entirety as follows:

                                   ARTICLE I

                                      NAME

         The name of the Corporation shall be Weider Nutrition International, Inc.
                                   ARTICLE II

                               REGISTERED OFFICE

         The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805-1297 in the City of Wilmington. The name of the Corporation's registered agent at such address is The Prentice-Hall Corporation System, Inc.


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                                  ARTICLE III

                                    PURPOSES

         The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                   ARTICLE IV

                               CAPITAL STRUCTURE

         The total number of shares of all classes of stock that the Corporation shall have the authority to issue is eighty-five million (85,000,000) shares, consisting of:

                 (a) fifty million (50,000,000) shares of Class A common stock, par value $.01 per share (the "Class A Common Stock");

                 (b) twenty-five million (25,000,000) shares of Class B common stock, par value $.01 per share (the "Class B Common Stock"); and

                 (c) ten million (10,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock").

         The board of directors of the Corporation (the "Board of Directors") is hereby expressly vested with authority to provide for the issuance of shares of Preferred Stock in one or more classes or one or more series, with such voting powers, full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions thereof, if any, as shall be stated and expressed in the resolution or resolutions providing for such issue adopted by the Board of Directors under the General Corporation Law of the State of Delaware. Except as otherwise provided by law, the holders of the Preferred Stock of the Corporation shall only have such voting rights as are provided for or expressed in the resolutions of the Board of Directors relating to such Preferred Stock adopted pursuant to the authority contained in the Certificate of Incorporation.


                                   ARTICLE V

                                 VOTING RIGHTS

         Subject to the limitations provided by law and subject to any voting rights applicable to shares of the Preferred Stock, the Class A Common Stock and the Class B Common Stock shall have the sole right and power to vote on all matters on which a vote of shareholders is to be taken. In all matters, with respect to actions both by vote and by consent, each holder of shares of the Class A Common Stock shall be entitled to cast one vote in person or by proxy for each share of Class A Common Stock standing in such holder's name on the transfer books of the Corporation; and each holder of shares of the Class B Common Stock shall be entitled to cast ten votes in person or by proxy for each share of Class B Common Stock standing in such holder's name on the transfer books of the Corporation. Except as





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otherwise provided above and subject to the limitations provided by law and subject to any voting rights applicable to shares of the Preferred Stock, the holders of shares of the Class A Common Stock and Class B Common Stock shall vote together as a single class, together with the holders of any shares of the Preferred Stock which are entitled to vote, and not as a separate class.


                                   ARTICLE VI

                               BOARD OF DIRECTORS

         The business and affairs of the Corporation shall be managed by the Board of Directors. The Board of Directors shall consist of three or more members as determined by the bylaws of the Corporation. A director shall hold office until his or her successor shall be elected and duly qualified; provided, however, that any director of the Corporation may be removed from office with or without cause by the affirmative vote of holders of a majority of the capital stock of the Corporation entitled to vote thereon at any annual or special meeting of stockholders of the Corporation.

         Newly created directorships resulting from any increase in the number of directors or any vacancy on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the newly created directorship was created or the vacancy occurred.


                                  ARTICLE VII

                                     BYLAWS

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.


                                  ARTICLE VIII

                             ELECTION OF DIRECTORS

         The election of directors of the Corporation need not be by written ballot unless the bylaws of the Corporation shall so provide.


                                   ARTICLE IX

                                   DIVIDENDS

         Subject to the rights, if any, of the holders of Preferred Stock then outstanding, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to receive when, as, and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of capital stock





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of the Corporation.  Upon consummation of the Corporation's initial public offering of Class A Common Stock, the holders of shares of Class B Common Stock shall be entitled to a one-time dividend payment of $18.0 million.


                                   ARTICLE X

                                   CONVERSION

         The holders of shares of the Class A Common Stock shall not have the right to convert their shares of Class A Common Stock into any other securities.

         The holders of shares of the Class B Common Stock at their election shall have the right, at any time or from time to time, to convert any or all of their shares of Class B Common Stock into shares of Class A Common Stock, on a one to one basis, by delivery to the Corporation of the certificates representing such shares of Class B Common Stock duly endorsed for such conversion. Any shares of the Class B Common Stock that are transferred will automatically convert into shares of the Class A Common Stock, on a one to one basis, effective as of the date on which certificates representing such shares are presented for transfer on the books of the Corporation.


                                   ARTICLE XI

                                INDEMNIFICATION

         The Corporation shall, to the fullest extent permitted by Delaware law, indemnify any person (the "Indemnitee") who is or was involved in any manner (including, without limitation, as a party or a witness) in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding brought by or in the right of the Corporation to procure a judgment in its favor) (a "Proceeding") by reason of the fact that the Indemnitee is or was a director or officer of the Corporation, or is or was serving another entity in such capacity at the request of the Corporation, against all expenses and liabilities actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of such Proceeding (including attorneys' fees).


         THIRD: That such amended and restated Certificate of Incorporation has been duly adopted in accordance with Section 242 and Section 245 of the General Corporation Law of the State of Delaware by the written consent of a majority of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.





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         IN WITNESS WHEREOF, we have signed this certificate this 26th day of
August, 1996.




                                          /s/ Richard B. Bizzaro
                                          ----------------------------------
                                          Richard B. Bizzaro
                                          Chief Executive Officer and President

ATTEST:


/s/ Robert K. Reynolds
-------------------------------------
Robert K. Reynolds
Chief Operating Officer, Executive
Vice President and Secretary